As filed with the Securities and Exchange Commission on May 29, 2018

Registration No. 333-211137

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROSEMI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2110371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Enterprise

Aliso Viejo, California 92656

(Address, including zip code, of Principal Executive Offices)

Microsemi Corporation 2008 Performance Incentive Plan

(Full title of the plan)

J. Eric Bjornholt

Chief Financial Officer

Microsemi Corporation

One Enterprise

Aliso Viejo, California 92656

(949) 380-6100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statement filed by Microsemi Corporation, a Delaware corporation (the “Registrant”):

•	Registration Statement on Form S-8 (File No. 333-211137) (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2016, which registered the offer and sale of 10,000,0000 shares of the Registrant’s common stock issuable pursuant to the Microsemi Corporation 2008 Performance Incentive Plan.

The Registrant is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove any unissued and unsold securities issuable by the Registrant pursuant to the above-referenced Registration Statement.

On May 29, 2018, pursuant to the Agreement and Plan of Merger, dated as of March 1, 2018 (the “Agreement”), by and among the Registrant, Microchip Technology Incorporated, a Delaware corporation (“Parent”), and Maple Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), the Merger Subsidiary merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. Accordingly the Registrant hereby terminates the effectiveness of the Registration Statement, and in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on May 29, 2018. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

MICROSEMI CORPORATION

By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt
Chief Financial Officer